Exhibit 21.1

Subsidiaries

Canada- First American Scientific (Canada) Ltd.. - 100% owned by FASC

Malaysia- FASC (Malaysia) Bhd. Sdn. - 50% owned by FASC

Canada- Alternative Green Energy Systems Inc (AGES) - 0% owned by FASC